Exhibit 99.1

PRESS RELEASE

Curis Announces Promotion of Bill Steinkrauss to Chief Financial Officer

LEXINGTON, Mass., September 12, 2019 /PRNewswire/ — Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, today announced the promotion of Bill Steinkrauss to Chief Financial Officer. Mr. Steinkrauss joined Curis in August 2016 and most recently served as Treasurer and Vice President of Finance.

“Since joining Curis, Bill has played a critical role in the growth and success of our Company, demonstrating his expertise in business and financial strategy. Bill’s promotion is reflective of his dedicated leadership and thoughtful contributions across finance, accounting, investor relations, strategic planning and corporate strategy,” said James Dentzer, Chief Executive Officer. “I look forward to continuing to work with him as our Chief Financial Officer.”

Mr. Steinkrauss joined Curis in August 2016 as Corporate Controller and Senior Director of Finance. Prior to joining Curis, he served as Director of Technical Accounting and Reporting at Ovascience, Inc. and Senior Manager of Technical Accounting at Cubist Pharmaceuticals, Inc. Before that, Mr. Steinkrauss worked within the transaction services and assurance practices at PricewaterhouseCoopers, LLP. He received an M.S in Accounting and a B.S. in Accounting and Finance from Boston College and is a Certified Public Accountant.

“I am honored to take on this new role at Curis at such an exciting time, as we advance each of our three clinical programs toward data readouts before the end of the year,” said Mr. Steinkrauss. “I look forward to joining the leadership team and working to execute on our mission to develop the next generation of targeted drugs for the treatment of cancer.”

About Curis, Inc.

Curis is a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, including fimepinostat, which is being investigated in clinical studies in patients with DLBCL and solid tumors. Curis is also engaged in a collaboration with Aurigene to develop first-in-class therapeutics in immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including, the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-

327, as well as the IRAK4 kinase inhibitor, CA-4948. CA-170 is currently undergoing testing in a Phase 1 trial in patients with mesothelioma and in a Phase 2 trial in patients with advanced solid tumors and lymphomas in India conducted by Aurigene. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin lymphoma. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis’ website at www.curis.com.

Contacts

Investor Relations

Jane Urheim

Stern Investor Relations, Inc.

(212) 362-1200

jane.urheim@sternir.com